Exhibit 10.10
AMENDED AND RESTATED
SENSIENT TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION PLAN
FOR ELECTED CORPORATE OFFICERS
Amended and restated by the Board of Directors as of January 1, 2005
I. THE PLAN
The name of this Plan is the Amended and Restated Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers. The purpose of this Plan is to promote the interests of the shareholders and to provide incentive to the Chairman, Chief Executive Officer, President, Chief Operating Officer, Corporate Vice Presidents, Secretary, Treasurer, Controller and Group Presidents (“elected corporate officers”) of the Company for contributions to the profitability of the Company. It is separate and distinct from the other Company incentive plans currently in effect. It is intended that Bonus Awards paid under this Plan constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.
II. DEFINITIONS
In this Plan, the following terms used will have the following definitions:
A. “Board of Directors” means the Board of Directors of Sensient Technologies Corporation.
B. “Bonus Award” means an award paid pursuant to Section VI of this Plan.
C. “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.
D. “Committee” means the committee provided for in Section III.
E. “Company” means Sensient Technologies Corporation.
F. “Fiscal Year Salary” of any Participant means the base pay earned by such Participant during the relevant fiscal year of the Company, exclusive of any incentive compensation or supplemental payments by the Company.
G. “Independent Auditors” means, with respect to any fiscal year, the independent public accountants appointed by the Board of Directors to certify to the Board of Directors the financial statements of the Company.
H. “Participant” means any elected corporate officer of the Company.
I. “Performance Goals” means one or more of the following criteria, as determined by the Committee: (i) earnings per share; (ii) return on equity; (iii) return on invested capital; (iv) return on assets; (v) revenue growth; (vi) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (viii) operating income; (ix) pre- or after-tax income; (x) cash flow; (xi) cash flow per share; (xii) net earnings; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; (xviii) debt reduction; or (xix) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such goals are used solely by the Committee for the purposes of exercising its negative discretion pursuant to Section VI.B. hereof).
J. “Plan” means this Amended and Restated Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers.

K. “Regulations” means the final, temporary and/or proposed Treasury Regulations promulgated under Section 162(m) of the Code and any other rulings or interpretative pronouncements promulgated by the Internal Revenue Service with respect to Section 162(m) of the Code, as in effect from time to time.
III. COMMITTEE
A. The Board of Directors has appointed and shall continue to appoint and keep in existence a Compensation and Development Committee composed of at least three members of the Company’s Board of Directors, each of whom constitutes an “outside director” within the meaning of Section 162(m) of the Code and the Regulations. This Committee shall be known as the “Committee” and shall have full power and authority to interpret and administer the Plan in accordance with its terms (provided that, except as provided in Sections V.B. and VI.B. hereof, the Committee shall have no authority or discretion to establish the amount of any Bonus Award in any amount other than the “Planned Amount” (as hereinafter defined)). Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions hereof shall be final, binding and conclusive for all purposes and upon all persons. The Committee’s decisions need not be uniform and may be made selectively among Participants, whether or not they are similarly situated.
B. The Board of Directors may, from time to time, remove members from the Committee or add members thereto, and vacancies on the Committee, however caused, shall be filled by action of the Board of Directors; provided, that no person shall be appointed to the Committee who does not qualify as an “outside director” (as defined in the preceding paragraph A).
IV. ESTABLISHMENT OF PERFORMANCE GOALS
A. Not later than the 90th day of each fiscal year of the Company, the Committee shall establish and adopt Performance Goals for such fiscal year. Such Performance Goals shall include: (a) a percent of Fiscal Year Salary that may be paid to a Participant as a Bonus Award under this Plan and (b) the amount of such percent of Fiscal Year Salary that is to be paid to a Participant as a Bonus Award under this Plan based on the relative or comparative achievement of the Performance Goals.
B. Following the 90th day of each fiscal year of the Company, the Performance Goals that have been established for the applicable fiscal year in accordance with the foregoing paragraph shall not be subject to modification or adjustment for any reason, except certain extraordinary events, as described in Paragraph VI.A.
V. PLAN PARTICIPATION; PARTIAL YEAR PARTICIPATION
A. Subject to Section VI.E. below, the persons entitled to participate in this Plan for any fiscal year of the Company are those persons who, at any time during such fiscal year, held a position as an elected corporate officer of the Company.
B. If any person serves as an elected corporate officer, and therefore is eligible to be a Participant, for less than 100% of any fiscal year, then any Bonus Award otherwise payable to such person hereunder for such fiscal year shall nonetheless be payable in full (subject to Section VI.E. below), unless the Committee in its discretion determines that the amount of such Bonus Award should be reduced to reflect such officer’s service for less than the entire fiscal year, in which event the Bonus Award payable to such Participant shall be reduced to the extent so determined by the Committee. The amount of such reduction shall not be subject to the limitations on discretionary reductions imposed under Section VI.B. below.

VI. DETERMINATION AND PAYMENT OF BONUS AWARDS
A. Subject to the following sentence of this Paragraph A and to Paragraphs B, C and E of this Section VI, the amount of the Bonus Award payable to a Participant for any fiscal year under this Plan shall be an amount equal to the percentage of the specified percent of such Participant’s Fiscal Year Salary for such fiscal year that corresponds to the relative or comparative achievement of the Performance Goals for such fiscal year, as established by the Committee in accordance with Section IV.A. In comparing actual performance against the Performance Goals, the Committee may exclude from or include in such comparison any extraordinary gains, losses, charges, or credits which appear on the Company’s books and records as the Committee deems appropriate, provided that such exclusion does not cause any Bonus Award to fail to constitute “performance-based compensation” under Section 162(m) of the Code. An extraordinary item may include, but shall not be limited to, an item in the Company’s financial statements reflecting a change in an accounting rule, tax law, or major legislative not taken into consideration in the establishment of the Performance Goals. In addition, the impact of a material dislocation in the U.S. economy or a substantive change in the Company’s business plans also may be deemed to be such an extraordinary item. The dollar amount of any Bonus Award determined under this Paragraph A. is referred to herein as the “Planned Amount.”
B. The Committee may in its discretion reduce the Bonus Award for any Participant or Participants for any fiscal year to an amount less than the Planned Amount if the Committee, in its discretion, determines such reduction to be appropriate, taking into consideration such factors as the Committee deems appropriate. In no event, however, shall any Bonus Award be reduced under this Section VI.B. to less than eighty percent (80%) of the Planned Amount. Discretionary reductions in Bonus Awards under this Paragraph B. may be made in different amounts or percentages for different Participants, and may be based on considerations unique to a particular Participant and/or considerations affecting the Company or all Participants generally. Under no circumstances shall the Committee have any discretion to increase any Bonus Award to an amount greater than the Planned Amount.
C. Notwithstanding the Performance Goals and the Planned Amounts, in no event shall any Bonus Award payable to any one Participant under this Plan for any fiscal year exceed $1,500,000.
D. All Bonus Awards for any fiscal year shall be paid in a lump sum within thirty (30) days following the date the Company files its Form 10-K with the Securities and Exchange Commission for such year.
E. No Bonus Award for a fiscal year shall be paid to a Participant whose employment with the Company terminates (regardless of the reason for or circumstances of that termination) prior to the time that Bonus Awards for such year are paid.
VII. SHAREHOLDER APPROVAL OF THE PLAN
This Plan shall become effective only after it has been submitted to and approved by a separate vote of the shareholders of the Company, by the affirmative vote of a majority of the votes cast thereon. Until such approval has been obtained, no Participant shall be entitled to be paid any Bonus Award hereunder. The particular Performance Goals established for any fiscal year need not be approved by the shareholders. Once such shareholder approval is obtained, no further shareholder approval shall be required in any subsequent fiscal year until and unless required by the Code or the Regulations. If any material term of the Plan is changed, such that reapproval by the shareholders is required under the Code or the Regulations, then no Bonus Awards shall be payable to any Participant hereunder until such reapproval has been duly obtained.
VIII. SUCCESSORS AND ASSIGNS
A. If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company.
B. In the case of such an assignment and assumption, all further rights, as well as all other obligations of the Company under this Agreement, thenceforth shall cease and terminate and thereafter the expression “the Company” wherever used herein shall be deemed to mean such successor person(s).
IX. COORDINATION WITH CHANGE OF CONTROL EMPLOYMENT AND SEVERANCE AGREEMENTS
If any Participant is a party to a Change of Control Employment and Severance Agreement with the Company (“Change of Control Agreement”), it is the intent of the Company that, if such Change of Control Agreement becomes effective as a result of a Change of Control (as defined therein) of the Company, while the Participant continues to be employed by the Company under Section 4 of the Change of Control Agreement such Participant shall not be entitled to receive, for the same fiscal year, a Bonus Award under this Plan as well as a bonus under Section 4(b)(ii) of his or her Change of Control Agreement. Accordingly, for example, any Bonus Award payable to any such Participant under this Plan with respect to the fiscal year in which a Change of Control occurs shall be reduced by the amount of any bonus to which such Participant is entitled, for or in respect of the same fiscal year, under Section 4(b)(ii) of his or her Change of Control Agreement.
X. PLAN AMENDMENTS, DISCONTINUANCE
The Board of Directors may amend, suspend or discontinue this Plan at any time, provided that the Performance Goals and the method by which the amount of Bonus Award is determined may not be altered for any fiscal year after the Performance Goals for such year have been established except in accordance with Section IV.B. of the Plan; and provided further, that the Plan may not be suspended or discontinued for any fiscal year after the Performance Goals have been established for such year.

Exhibit A – Performance Goals
SENSIENT TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION PLAN
FOR ELECTED CORPORATE OFFICERS
PERFORMANCE GOALS
Fiscal Year 2008

Diluted Earnings Per Share
(EPS) Target	% of Formula Award Earned
1.56	30%
1.57	32%
1.58	34%
1.59	36%
1.60	38%
1.61	40%
1.62	42%
1.63	45%
1.64	50%
1.65	55%
1.66	60%
1.67	65%
1.68	70%
1.69	75%
1.70	80%
1.71	85%
1.72	90%
1.73	100%
1.74	110%
1.75	120%
1.76	130%
1.77	140%
1.78	150%
1.79	160%
1.80	170%
1.81	180%
1.82	190%
1.83	200%

Exhibit B – Performance Goals
SENSIENT TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION PLAN
FOR ELECTED CORPORATE OFFICERS
PERFORMANCE GOALS
Fiscal Year 2008

	% of Fiscal Year Salary
		DIVISION
Title	EPS	SOP	TOTAL
Chairman and Chief Executive Officer	85.0%	00.0%	85.0%
President and Chief Operating Officer	65.0%	00.0%	65.0%
Vice President, Chief Financial Officer	65.0%	00.0%	65.0%
Vice President – Administration	65.0%	00.0%	65.0%
Vice President, Secretary and General Counsel	65.0%	00.0%	65.0%
Group President	19.5%	45.5%	65.0%
Other Corporate Vice Presidents, Controller, Treasurer	50.0%	00.0%	50.0%

NAME	TITLE
Maximum Bonus Awards as Percentage of Fiscal Year Salary

		Division
	EPS	SOP	Total
TARGET	65%		65%
MAXIMUM	130%		130%

Exhibit C — Additional Incentive Components
SENSIENT TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION PLAN
FOR ELECTED CORPORATE OFFICERS
ADDITIONAL INCENTIVE COMPONENTS — Fiscal Year 2008
I.	Background: The addition of four incentive components. There will be an incremental 15% of a participant’s target given for each additional incentive component if the established targets are achieved. This allows participants to achieve an incremental incentive of 15% of target for each additional incentive component.

II.	Definitions:
A.	“Selling, General and Administrative (SGA)” means selling and administrative costs as reported in the Company’s quarterly and annual SEC filings.

B.	“Cash Flow” means net cash provided by operating activities as reported in the Company’s quarterly and annual SEC filings.

C.	“Working Capital” means the quarterly average of the sum of net trade accounts receivable and inventories less the sum of trade accounts payable and other accrued expenses as reported in the Company’s quarterly and annual SEC filings.

D.	“Return on Invested Capital” means the operating income on an after-tax basis, using actual effective tax rate for the year, divided by the sum of the quarterly average of the total debt and equity balances for the year. For the purposes of this calculation, debt will be net of any cash or marketable securities.
III.	Additional Incentive Components include:
•	SG&A Expense Reduction: If the Corporation achieves the approved minimum SG&A threshold percentage (SG&A as a percentage of revenue), then Corporate participants will receive the 15% addition to their Target.

•	Cash Flow Improvement: If the Corporation achieves the approved Targeted Average Cash Flow, then Corporate participants will receive the 15% addition to their Target.

•	Working Capital: If the Corporation achieves the approved minimum Working Capital amount, then Corporate participants will receive the 15% addition to their Target.

•	Return on Invested Capital: If the Corporation achieves the approved minimum Return on Invested Capital amount, then Corporate participants will receive the 15% addition to their Target.
IV.	Each additional incentive component is an all or nothing arrangement. If the additional incentive component is exceeded, then 15% is the maximum that is awarded. A cumulative maximum payout for a participant is 200%.

Exhibit C — Additional Incentive Components
SENSIENT TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION PLAN
FOR ELECTED CORPORATE OFFICERS
ADDITIONAL INCENTIVE COMPONENTS — Fiscal Year 2008

V.	Approved Group/Division/Business Unit/Unit	Corporate
	Weighted Target Percentage	100%
	Targeted SG&A Threshold	17.9%
	Targeted Average Cash Flow	$110,465,000
	Targeted Average Working Capital Threshold	*
	Targeted Return on Invested Capital Threshold	8.4%

*	The increase in Average Working Capital over the prior year must be 150 basis points less than the percentage increase in sales over the prior year. Prior year Sales and Average Working Capital balances are $1,184,778,000 and $398,076,000, respectively.